UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): July 30, 2024

Kennametal Inc.
(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania		1-5318	25-0900168

(State or Other Jurisdiction of Incorporation)		(Commission File Number)	(IRS Employer Identification No.)

525 William Penn Place
Suite 3300
Pittsburgh,	Pennsylvania		15219

(Address of Principal Executive Offices)			(Zip Code)
Registrant’s telephone number, including area code: (412) 248-8000

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Capital Stock, par value $1.25 per share	KMT	New York Stock Exchange
Preferred Stock Purchase Rights		New York Stock Exchange

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
On July 30, 2024, the Board of Directors (the “Board”) of Kennametal Inc. (the “Company” or “Kennametal”) elected C. David Bersaglini to serve as Vice President and President, Metal Cutting Business Segment effective on or about August 26, 2024. Mr. Bersaglini will report to Kennametal President and Chief Executive Officer, Sanjay Chowbey.
Mr. Bersaglini, age 51, joins Kennametal from Copeland, a spinoff from Emerson corporation (NYSE: EMR), which is a global provider of sustainable climate solutions in compression, controls, software, and monitoring for heating, cooling and refrigeration. Mr. Bersaglini served as Vice President and General Manager, Global Refrigeration from October 2023 to present and as Vice President and General Manager, Refrigeration Americas from 2017 to 2023. Prior to this, Mr. Bersaglini was the Vice President, Strategic Planning Corporate at Emerson from 2014 to 2017 and held various other positions at Emerson with increasing responsibility starting in 2001 in the areas of manufacturing, global product strategy, engineering development, sales and marketing.
At the time Mr. Bersaglini starts his service with Kennametal, he will enter into an indemnification agreement with the Company in the form previously approved by the Board.
He will also enter into an officer’s employment agreement with Kennametal in the form previously approved by the Board. Generally, the officer’s employment agreement will provide:
•General. Mr. Bersaglini will be required to devote his entire time and attention to the business and affairs of Kennametal while he is employed.
•Term. There is no predetermined term.
•Non-competition/non-disclosure. Unless Kennametal provides prior consent in writing, if Kennametal terminates his employment without cause, then for one year after the date of termination, Mr. Bersaglini cannot, in any geographic area in which Kennametal is offering its services and products: (a) directly or indirectly engage in; or (b) assist or have an active interest in; or (c) enter the employ of, or act as agent for, or advisor or consultant to, any entity which is or is about to become directly or indirectly engaged in any business that is competitive with any business of the Company or any of its subsidiaries or affiliates in which the executive is or was engaged. In the event that (i) Mr. Bersaglini voluntarily terminates his employment; or (ii) Mr. Bersaglini’s employment is terminated for reason of a Change in Control or any other reason, the aforementioned non-compete obligation is two years after the date of termination. However, in case of termination for any reason, Mr. Bersaglini cannot disclose any of Kennametal’s confidential or trade secret information.
•Assignment of Inventions. Mr. Bersaglini must assign to Kennametal all inventions conceived or made during his employment with Kennametal.
•Termination. Mr. Bersaglini’s employment may be terminated by either party at any time, for any reason or no reason at all; provided, that the Company may only terminate Mr. Bersaglini’s employment with the approval and authorization of the Board.
•Severance. If Mr. Bersaglini has been employed with the Company for a minimum of two years, and if (with Board authorization) Kennametal involuntarily terminates Mr. Bersaglini’s employment prior to a change in control and not for cause, he will be entitled to 12 months of severance.
•Change in Control. The agreement provides for payments to Mr. Bersaglini if he resigns for good reason or if he is terminated by the Company without cause within six months prior to a change in control of the Company, or within 24 months following a change in control of the Company. In this event, he will receive a payment equal to two times his base salary and two times his target bonus.
Additionally, on July 30, 2024, Lawrence W. Stranghoener provided notice to the Company that he does not intend to run for re-election to the Board at the Annual Meeting of Shareowners to be held in October 2024. He will retire from the Board at the end of that meeting. Mr. Stranghoener has been on the Board since 2003, and previously held the positions of Chairman of the Board from July 1, 2018 through October 31, 2023; Lead Director from August 1, 2017 to July 1, 2018; and Chairman of the Board from October 27, 2015 to August 1, 2017.

Item 8.01 Other Events.
On July 30, 2024, the Board declared a quarterly cash dividend of $.20 per share. The dividend is payable on August 27, 2024 to shareholders of record as of the close of business on August 13, 2024.
On August 5, 2024, the Company issued a press release announcing the appointment of David Bersaglini as Vice President and President, Metal Cutting Business Segment. A copy of this press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
10.1 Form of Executive Officer Agreement as of April 2018 (Exhibit 10.60 of Form 10-K filed August 10, 2018 is incorporated herein by reference)
10.2 Form of Indemnification Agreement for Named Executive Officers (Exhibit 10.2 of the Form 8- K filed March 22, 2005 is incorporated herein by reference)
99.1 Press Release dated August 5, 2024
104 Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENNAMETAL INC.

Date:	August 5, 2024	By:	/s/ Michelle R. Keating
Michelle R. Keating
Vice President, Secretary and General Counsel

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